Exhibit 21.1
Subsidiaries of the Registrant for the year ended December 31, 2008:

Subsidiary Name	State of Incorporation
Kentucky Criterion Coal Company	Delaware
WEI — Ft. Lupton, Inc. [4]	Delaware
WEI — Rensselaer, Inc. [4]	Delaware
WEI — Roanoke Valley, Inc. [4]	Delaware
Westmoreland Coal Sales Company, Inc.	Delaware
Westmoreland Energy LLC	Delaware
Westmoreland Resources, Inc.	Delaware
Westmoreland Terminal Company	Delaware
Westmoreland — Ft. Drum, Inc. [4]	Delaware
Criterion Coal Company	Delaware
Eastern Coal and Coke Company	Pennsylvania
Westmoreland Savage Corporation [1]	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corporation [1]	Delaware
Western Energy Company [1]	Montana
Texas Westmoreland Coal Co. [1]	Montana
Westmoreland Risk Management, Ltd.	Bermuda
Basin Resources, Inc.	Colorado
Westmoreland Power, Inc.	Delaware
Westmoreland — Roanoke Valley, L.P. [6]	Delaware
Westmoreland — North Carolina Power, LLC [4]	Virginia
Westmoreland Utility Operations, LLC [5]	Virginia
WRI Partners, Inc. [2]	Delaware
Absaloka Coal, LLC [3]	Delaware

[1]	Wholly owned subsidiary of Westmoreland Mining LLC

[2]	Wholly owned subsidiary of Westmoreland Resources, Inc.

[3]	Subsidiary of WRI Partners, Inc.

[4]	Wholly owned subsidiary of Westmoreland Energy LLC

[5]	Wholly owned subsidiary of Westmoreland Power, Inc.

[6]	Majority-owned subsidiary of Westmoreland Energy LLC